The RTZ Corporation PLC
6 St. James's Square
London SW1Y 4LD England

RTZ America, Inc.
100 Quentin Roosevelt Boulevard
Suite 503
Garden City, NY  11530

May 12, 1995

Freeport-McMoRan Inc.
1615 Poydras Street
New Orleans, LA  70112

Dear Sirs:
            We refer to the Agreement dated as of May 2, 1995 by and between Freeport-McMoRan Inc., a Delaware corporation, and Freeport-McMoRan Copper & Gold Inc., a Delaware corporation, on the one hand, and The RTZ Corporation PLC, a company organized under the laws of England ("RTZ"), RTZ Indonesia Limited, a company organized under the laws of England and a subsidiary of RTZ, and RTZ America, Inc., a Delaware corporation ("RTZA") and a subsidiary of RTZ, on the other hand (the "Purchase Agreement"). Capitalized terms used herein and not otherwise defined are used as defined in the Purchase Agreement.

            The purpose of this letter is to confirm our mutual understanding that if RTZ requests registration under the Securities Act of the shares of Parent Common Stock acquired by RTZA upon conversion of the 6.55% Notes acquired in the Tender Offer, a reasonable period of time for purposes of Section 7(a)(i) of the Purchase Agreement will include the time necessary to prepare and file a registration statement relating to such shares of Parent Common Stock and 60 business days following the effectiveness thereof. If all such shares of Parent Common Stock are sold prior to the end of such 60 business day period, the period of delay required by Section 7(a)(i) of the Purchase Agreement will end upon the completion of such sales.

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            Please confirm in the space provided below that the
foregoing sets forth our mutual understanding.

Sincerely,

THE RTZ CORPORATION PLC

By:  /s/ Allen Isaacson
Name:  Allen Isaacson
Title:  Attorney-in-Fact

RTZ AMERICA, INC.

By:  /s/ William M. Higgins
Name:  William M. Higgins
Title:  Vice President

Confirmed:

FREEPORT-McMoRan INC.

By:  /s/ John G. Amato
Name:  John G. Amato
Title:  General Counsel



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